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THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
NMI HOLDINGS, INC.

NMI Holdings, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify as follows:
FIRST: The Corporation’s Certificate of Incorporation was filed with the Secretary of State of Delaware on May 19, 2011; the Corporation’s Amended and Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on March 5, 2012; and the Corporation’s Second Amended and Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on April 24, 2012.
SECOND: Pursuant to Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, this Third Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) has been duly adopted in accordance therewith, and amends, restates and integrates the provisions of the Second Amended and Restated Certificate of Incorporation,
THIRD: The text of the Second Amended and Restated Certificate of Incorporation is further amended and restated by this Third Amended and Restated Certificate of Incorporation to read in its entirety as follows:

ARTICLE I

The name of the corporation (which is hereinafter referred to as the “Corporation”) is:
NMI Holdings, Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange St. in the City of Wilmington, County of New Castle, State of Delaware, 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

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ARTICLE III

The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware (the “DGCL”).
ARTICLE IV

Section 1. Capital Stock. The Corporation shall be authorized to issue 260,000,000 shares of capital stock, of which (a) 250,000,000 shares shall be shares of Common Stock, $0.01 par value (“Common Stock”) and (b) 10,000,000 shares shall be shares of Preferred Stock, $0.01 par value (“Preferred Stock”).
Section 2. Common Stock.
(a) The holders of the Common Stock shall be entitled to receive an equal amount of dividends per share if, and when declared from time to time by the Board.
(b) In the event of the voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, (1) the rights of the holders of the Preferred Stock shall first be satisfied and (2) thereafter, the holders of the Common Stock shall be entitled to receive all remaining assets of the Corporation of whatever kind available for distributions to the holders of the Common Stock.
(c) Except as otherwise required by law, herein or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall be entitled to one vote.

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Section 3. Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, by filing a certificate (a “Preferred Stock Designation”) pursuant to the General Corporation Law of the State of Delaware, to fix or alter from time to time the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions of any wholly unissued series of Preferred Stock, and to establish from time to time the number of shares constituting any such series or any of them, and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status they had prior to the adoption of the resolution originally fixing the number of shares of such series.
ARTICLE V

Unless and except to the extent that the By-Laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.
ARTICLE VI

    In furtherance and not in limitation of the powers conferred by law, the Board is expressly authorized and empowered to make, alter and repeal the By-Laws of the Corporation by a majority vote at any regular or special meeting of the Board or by written consent, subject to

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the power of the stockholders of the Corporation to alter or repeal any By-Laws made by the Board.
ARTICLE VII

Subject to the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.
ARTICLE VIII

The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provisions contained in this Third Amended and Restated Certificate of Incorporation or any Preferred Stock Designation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Third Amended and Restated Certificate of Incorporation or any Preferred Stock Designation in its present form or as hereafter amended are granted subject to the right reserved in this Article.
ARTICLE IX

Section 1. Elimination of Certain Liability of Directors and Officers.
A director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director

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or officer, respectively, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended.
Any repeal or modification of the foregoing paragraph shall not apply to or adversely affect any right or protection of, or any limitation of the liability of, a director or officer of the Corporation existing hereunder at the time of such repeal or modification with respect to any act or omission occurring prior to such repeal or modification.
Section 2. Indemnification and Insurance.
(a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, to the fullest extent permitted by law, only to the extent that such

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amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) of this Section, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the General Corporation Law of the State of Delaware requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of the

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Board, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.
        (b) Right of Claimant to Bring Suit. If a claim under paragraph (a) of this Section is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of the State of Delaware for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Corporation (including its Board, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

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(c) Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, By-Laws, agreement, vote of stockholders or disinterested directors or otherwise.
        (d) Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Third Amended and Restated Certificate of Incorporation to be executed on its behalf by its duly authorized officer this 9th day of May 2024.

NMI HOLDINGS, INC.

/s/ William Leatherberry
Name:         William Leatherberry
Title:     EVP, Chief Administrative Officer and General Counsel